UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SmartHeat Inc.
(Exact name of registrant as specified in its charter)

NEVADA	98-0514768
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

A-1, 10, Street 7, Shenyang Economic and Technological Development Zone, Shenyang, China	110027
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered

The following description of our securities and provisions of our articles of incorporation and bylaws is only a summary.  You should also refer to our articles of incorporation, a copy of which has been incorporated by reference as an exhibit to the Form SB-2 we filed with the SEC on December 22, 2006 and bylaws, a copy of which has been incorporated by reference as an exhibit to the Form 8-K we filed with the SEC on October 16, 2008.  The following discussion is qualified in its entirety by reference to such exhibits.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value of $0.001 per share.  We have no other authorized class of stock.

Capital Stock Issued and Outstanding

As of December 5, 2008, 24,179,900 shares of common stock were issued and outstanding and held of record by 201 stockholders.  An additional 393,000 shares are reserved for issuance upon the exercise of outstanding warrants.  The warrants are immediately exercisable, expire on the third anniversary of their issuance and entitle their holders to purchase up to 393,000 shares of our common stock at an initial exercise price of $6.00 per share. We have also reserved an additional 20,000 shares for issuance upon the exercise of outstanding stock options granted to two of our directors.  Each option vests in one-third increments on the first three anniversaries of the grant date, entitles the holder to purchase 10,000 shares of our common stock at an exercise price of $4.60 per share and expires on the fifth anniversary of the grant date.

Description of Common Stock

The holders of common stock are entitled to one vote per share.  Our Articles of Incorporation does not provide for cumulative voting.  The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth.  Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution.  The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, P.O. Box 17136, Salt Lake City, UT 84117. Our transfer agent’s telephone number is (801) 272-9294.

Item 2. Exhibits

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SMARTHEAT INC.

Date January 27, 2009	By:	/s/ Jun Wang
Jun Wang, Chief Executive Officer